Exhibit 99.1

Calgon Carbon Announces Third Quarter Results

Results Continue to Show Positive Impacts from Cost Improvement Initiatives

PITTSBURGH--(BUSINESS WIRE)--November 5, 2013--Calgon Carbon Corporation (NYSE: CCC) reported results for the third quarter ended September 30, 2013.

For the third quarter of 2013, the company reported net income of $0.22 per fully diluted share, as compared to a net loss of $0.08 per fully diluted share for the third quarter of 2012.

Net income for the third quarter of 2013 was $11.9 million versus a net loss of $4.5 million for the comparable period of 2012. The 2012 results included a pre-tax restructuring charge of $8.0 million.

Net sales for the third quarter of 2013 were $139.4 million versus third quarter 2012 sales of $135.5 million, an increase of 2.9%. Currency translation had a $3.8 million negative impact on sales for the third quarter of 2013 due primarily to the weaker yen.

For the third quarter of 2013, sales of Activated Carbon and Service increased by 7.0%, as compared to the third quarter of 2012. The increase was primarily due to higher demand for activated carbon in the environmental water, food and specialty carbon markets. These increases were partially offset by lower demand for activated carbon in the environmental air treatment market.

Equipment sales decreased by 26.3% versus the third quarter of 2012 due to lower sales of ballast water treatment systems and, to a lesser extent, on carbon adsorption systems. Third quarter 2013 Consumer sales increased 28.2% over the comparable period of 2012 due to higher demand for activated carbon cloth.

For the third quarter of 2013, net sales less the cost of products sold as a percentage of net sales (excluding depreciation) was 33.3%, versus 27.3% for the third quarter of 2012. The improvement was attributable to better plant performance and lower costs. In addition, the 2012 period was characterized by maintenance issues, delays associated with a capital project, and hurricane damage at the company’s Pearl River plant, which increased the cost of products sold by $2.5 million. A $1.7 million write-off of obsolete inventory also contributed unfavorably to 2012’s costs.

Selling, administrative and research expenses for the third quarter of 2013 were $21.0 million, as compared to $25.8 million for the third quarter of 2012. The decrease relates to expense control efforts as well as the absence of charges in 2012, including $3.4 million in employee-related expenses.

Net sales for the nine months ended September 30, 2013 were $414.8 million, a 1.3% decrease over the comparable period of 2012. Revenue from ballast water treatment systems was $14.8 million lower than in the comparable period of 2012. In addition, currency translation had a $10.0 million negative effect on sales for the nine months ended September 30, 2013, primarily due to the weaker yen.

Net income for the nine months ended September 30, 2013, was $34.7 million versus $14.2 million for the comparable period of 2012. Income from operations for the nine months ended September 30, 2012 was $53.1 million as compared to $25.1 million for nine months ended September 30, 2012. The 111.1% increase includes a significant positive impact from the company’s cost improvement initiatives.

Fully diluted net income per common share for the nine months ended September 30, 2013, was $0.64 as compared to $0.25 for the comparable period of 2012.

Commenting on the results, Randy Dearth, Calgon Carbon’s President and Chief Executive Officer, said, “The results for the quarter and year-to-date periods clearly show the significant benefits from our corporate initiatives. Going forward, these initiatives along with our focus on growth opportunities will strengthen our position as a leader in the markets we serve.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Calgon Carbon Corporation
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Dollars in thousands except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net Sales	$139,375	$135,467	$414,847	$420,478

Cost of Products Sold (Excluding Depreciation)	93,001	98,544	279,473	294,826

Depreciation and Amortization	7,347	6,756	21,399	19,711

Selling, Administrative & Research	20,976	25,815	60,755	72,853

Restructuring	(87)	7,958	(129)	7,958

Environmental and Litigation	266	-	266	(19)

	121,503	139,073	361,764	395,329

Income (Loss) from Operations	17,872	(3,606)	53,083	25,149

Interest (Expense) Income - Net	(119)	(1)	(289)	9

Other Expense - Net	(395)	(1,042)	(1,564)	(1,806)

Income Before Income Tax Provision (Benefit)	17,358	(4,649)	51,230	23,352

Income Tax Provision (Benefit)	5,473	(196)	16,561	9,183

Net Income (Loss)	$11,885	$(4,453)	$34,669	$14,169

Other Comprehensive Income (Loss), Net of Tax
Foreign Currency Translation	4,551	3,797	(967)	1,454
Derivatives	(391)	(17)	168	564
Employee Benefit Plans	425	(39)	1,759	(1,071)

Comprehensive Income (Loss)	$16,470	$(712)	$35,629	$15,116

Net Income (Loss) per Common Share
Basic	$.22	$(.08)	$.64	$.25
Diluted	$.22	$(.08)	$.64	$.25

Weighted Average Shares Outstanding (Thousands)
Basic	53,900	56,682	53,774	56,611

Diluted	54,674	57,197	54,506	57,171

Calgon Carbon Corporation

Segment Data (unaudited):
(in thousands)

Segment Sales	3Q13	3Q12	YTD 2013	YTD 2012

Activated Carbon and Service	$123,027	$114,971	$365,933	$358,561
Equipment	13,419	18,212	41,629	54,217
Consumer	2,929	2,284	7,285	7,700

Net Sales	$139,375	$135,467	$414,847	$420,478

Segment
Operating Income (loss) *	3Q13	3Q12	YTD 2013	YTD 2012

Activated Carbon and Service	$24,951	$9,900	$73,556	$47,729
Equipment	(628)	726	(859)	3,257
Consumer	809	482	1,656	1,832

Income from Operations *	$25,132	$11,108	$74,353	$52,818

* Before depreciation and amortization and restructuring. The 2013 quarter and year to date periods include a $0.2 million and $1.1 million benefit related to a multi-employer pension plan within the Activated Carbon and Service segment. The 2012 quarter and year to date periods include a $1.7 million multi-employer pension charge, a $1.7 million charge related to an agreement with the Company's former Chief Executive Officer, and a $1.7 million write-off for obsolete inventory which were all within the Activated Carbon and Service segment.

Calgon Carbon Corporation
Condensed Consolidated Balance Sheet
(Dollars in thousands)
(Unaudited)

	September 30,	December 31,
	2013	2012

Assets

Current assets:

Cash and cash equivalents	$29,977	$18,161

Receivables	105,169	101,918

Inventories	107,842	107,166

Other current assets	40,816	45,961

Total current assets	283,804	273,206

Property, plant and equipment, net	264,792	262,993

Other assets	39,470	41,570

Total assets	$588,066	$577,769

Liabilities and Shareholders' Equity

Current liabilities:

Short-term debt	$270	$19,565

Other current liabilities	78,937	96,085

Total current liabilities	79,207	115,650

Long-term debt	48,340	44,408

Other liabilities	67,895	66,414

Total liabilities	195,442	226,472

Total shareholders' equity	392,624	351,297

Total liabilities and shareholders' equity	$588,066	$577,769

CONTACT:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6795
Vice President – Investor Relations and Communications
ggerono@calgoncarbon-us.com